The Bombay Company, Inc. Secures DIP Financing

September 28, 2007: 04:04 PM EST

FORT WORTH, Texas, Sept. 28 /PRNewswire-FirstCall/ -- The Bombay Company, Inc. ("Bombay") today announced that it had obtained approval from the U.S. Bankruptcy Court for the $115 million debtor-in-possession (DIP) financing, which has been secured from GE Corporate Lending and GE Canada Finance Holding Company. The DIP financing is related to Bombay's reorganization, which was previously announced on September 20, 2007.

"We are proceeding with the restructuring plans as outlined in our filings last week, and we continue to operate our business as usual during this process," said David B. Stewart, Chief Executive Officer of the Company.

Additional information on the September 20th announcements is available on the Company's website at http://www.bombaycompany.com. Details regarding the Chapter 11 filing can be found at http://www.txnb.uscourts.gov.

Safe Harbor Statement

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company's expectations concerning the bankruptcy process and the continuation of its day-to-day operations and payments to vendors and employees in the ordinary course. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain approval of the DIP facility; court approval of the Company's first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007, the Company's Quarterly Report on Form 10-Q for the quarter ended May 5, 2007 and other filings with the Securities and Exchange Commission. There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Bombay

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall decor and furniture through 384 retail outlets and the Internet in the U.S. and internationally.

Further information on The Bombay Company, Inc. can be found on the Company's website at http://www.bombaycompany.com.